EXHIBIT (3)(1)(iv)

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89707-4299

(775) 684-5708

Website: secretaryofstate.biz

FILED: 02:11PM 03/18/2008

Document #: 20080186077-19

Entity #: E0315782007-3

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

FOR

NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.

Name of Corporation:

Brighton Oil and Gas, Inc.

2.

The articles have been amended as follows (provide article numbers, if available):

The name of the corporation shall be changed from Brighton Oil and Gas, Inc. to Gulf Onshore, Inc.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 9,000,000.

4.

Effective date of filing (optional): 3/31/08 (must not be later than 90 days after the certificate is filed)

5.

Signature (Required):

 x

/s/ Signature

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

                 Nevada Secretary of State AM 78.385  Amend 2007 Revised 1/1/07